Exhibit 99.1

Echo Global Logistics Reports Record Third Quarter 2020 Revenue
CHICAGO, Oct. 28, 2020 /PRNewswire/ -- Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation management services, today reported financial results for the quarter ended September 30, 2020.
"The third quarter was Echo’s strongest quarter ever in both revenue and volume," said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer at Echo. Mr. Waggoner continued, "I'm excited with our team's ability to deliver record numbers in this challenging environment of constrained capacity and supply chain disruption."

Third Quarter 2020 Highlights
•Revenue increased 23.2% to $691.5 million from the third quarter of 2019; Net revenue(1) increased 3.6% to $100.4 million from the third quarter of 2019
•Truckload ("TL") volume increased 13.6% from the third quarter of 2019, and TL revenue increased 32.3% to $488.2 million from the third quarter of 2019
•Less than truckload ("LTL") volume increased 6.6% from the third quarter of 2019, and LTL revenue increased 4.7% to $175.5 million from the third quarter of 2019
•Managed Transportation revenue increased 23.0% to $157.6 million and Transactional revenue increased 23.2% to $533.9 million from the third quarter of 2019
•Net revenue margin(1) decreased to 14.5% in the third quarter of 2020 from 17.3% in the third quarter of 2019
•Net income increased to $6.8 million, compared to $4.8 million in the third quarter of 2019
•Fully diluted EPS increased to $0.26 in the third quarter of 2020; non-GAAP fully diluted EPS(1) increased to $0.40 in the third quarter of 2020
•Adjusted EBITDA(1) grew 0.4% to $21.9 million, compared to $21.8 million in the third quarter of 2019
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(1)Represents a non-GAAP financial measure. For the definition and a discussion of each non-GAAP financial measure contained in this release, see "Non-GAAP Financial Measures." For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see the "Reconciliation of Non-GAAP Financial Measures" section of this release.

Summarized financial results and select operating metrics are as follows:

	Three Months Ended September 30,
Dollars in millions, except per share data	2020	2019	% change
	(unaudited)
Transactional revenue	$533.9	$433.3	23.2%
Managed Transportation revenue	157.6	128.1	23.0%
Revenue	691.5	561.4	23.2%

Transportation costs	591.0	464.5	27.3%
Net revenue(1)	100.4	97.0	3.6%

Commission expense	29.8	29.1	2.5%
Change in contingent consideration	(0.3)	0.1	(622.2)%
Stock compensation expense	2.3	2.5	(9.2)%
Other selling, general and administrative	48.7	46.1	5.8%
Selling, general and administrative expenses	80.5	77.7	3.6%

Depreciation	7.0	6.8	2.5%
Amortization	2.7	2.8	(3.8)%
Depreciation and amortization	9.7	9.6	0.6%

Income from operations	10.3	9.7	6.1%

Cash interest expense	1.0	1.3	(19.6)%
Non-cash interest expense	—	1.6	(100.0)%
Interest expense	1.0	2.8	(64.1)%
Income before provision for income taxes	9.2	6.8	35.1%
Income tax expense	(2.4)	(2.0)	21.3%
Net income	$6.8	$4.8	40.8%

Fully diluted EPS	$0.26	$0.18	40.9%
Diluted shares	26.5	26.5
Note: Amounts may not foot due to rounding.
(1)See the "Reconciliation of Non-GAAP Financial Measures" and "Non-GAAP Financial Measures" sections of this release.

Reconciliation of Non-GAAP Financial Measures	Three Months Ended September 30,
Dollars in millions, except per share data	2020	2019	% change
	(unaudited)
Revenue	$691.5	$561.4	23.2%
Transportation costs	591.0	464.5	27.3%
Net revenue(1)	$100.4	$97.0	3.6%

Net income	$6.8	$4.8	40.8%
Depreciation	7.0	6.8	2.5%
Amortization	2.7	2.8	(3.8)%
Non-cash interest expense	—	1.6	(100.0)%
Cash interest expense	1.0	1.3	(19.6)%
Income tax expense	2.4	2.0	21.3%
EBITDA(1)	$19.9	$19.3	3.4%
Change in contingent consideration	(0.3)	0.1	(622.2)%
Stock compensation expense	2.3	2.5	(9.2)%
Adjusted EBITDA(1)	$21.9	$21.8	0.4%

Fully diluted EPS	$0.26	$0.18	40.9%
Change in contingent consideration	(0.01)	0.00	(622.8)%
Amortization	0.10	0.11	(3.7)%
Non-cash interest expense	—	0.06	(100.0)%
Stock compensation expense	0.09	0.10	(9.1)%
Tax effect of adjustments	(0.04)	(0.05)	(27.9)%
Non-GAAP fully diluted EPS(1)	$0.40	$0.39	1.5%

Operating Metrics
Net revenue margin(1)	14.5%	17.3%	(275)	bps
Total employees	2,513	2,603	(3.5)%
Sales employees and agents	1,617	1,741	(7.1)%
TL revenue %	70.6%	65.7%	490	bps
LTL revenue %	25.4%	29.9%	(448)	bps
Note: Amounts may not foot due to rounding.
(1)See the "Non-GAAP Financial Measures" section of this release for the definition and a discussion of each Non-GAAP financial measure.

2020 Fourth Quarter and Full Year Guidance
"We remain very encouraged by our continued ability to take market share by demonstrating value to our shippers and expect revenue for the fourth quarter to be between $675 and $725 million,” said Pete Rogers, Chief Financial Officer at Echo.

Conference Call
A conference call, with accompanying presentation slides, will be broadcast live on October 28, 2020 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer; Dave Menzel, President and Chief Operating Officer; and Pete Rogers, Chief Financial Officer, will host the call. To participate in the call, dial 877-303-6235 (toll free) or 631-291-4837 (toll) and reference "Echo Global Logistics." To listen to a live webcast of the call, visit the Echo website at http://ir.echo.com. A replay of the webcast will be available for one year following the live webcast in the Investor Relations section of the Echo website. To listen to an audio replay, call 855-859-2056 (toll free) or 404-537-3406 (toll) and enter conference ID 4065218. The audio replay will be available through November 4, 2020.

Non-GAAP Financial Measures
This release includes the following financial measures defined as "Non-GAAP financial measures" by the Securities and Exchange Commission (the "SEC"): Net revenue, net revenue margin, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS. Net revenue is calculated as revenue less transportation costs. Net revenue margin is calculated as net revenue (as previously defined) divided by revenue. EBITDA is defined as net income excluding the effects of depreciation, amortization, cash and non-cash interest expense and income taxes. Adjusted EBITDA is defined as EBITDA (as previously defined) excluding the changes in contingent consideration and stock compensation expense. Non-GAAP fully diluted EPS is defined as fully diluted EPS excluding changes in contingent consideration, amortization, non-cash interest expense, stock compensation expense and the tax effect of these adjustments. We believe such measures provide useful information to investors because they provide information about the financial performance of the Company's ongoing business.
Net revenue, net revenue margin, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS are used by management in its financial and operational decision-making and evaluation of overall operating performance. These measures may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Non-GAAP Financial Measures" included in this release.

Forward-Looking Statements
All statements made in this release, other than statements of historical fact, are or may be deemed to be forward-looking statements. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. These statements are based on current plans and expectations of Echo Global Logistics and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. Information concerning these risks, uncertainties and other factors is contained under the headings "Risk Factors" and "Forward-Looking Statements" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and other filings with the SEC.

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
In thousands, except per share data	(unaudited)		(unaudited)
Revenue	$691,495	$561,441	$1,757,262	$1,653,300

Costs and expenses:
Transportation costs	591,048	464,460	1,478,864	1,356,949
Selling, general and administrative expenses	80,533	77,722	235,667	238,055
Depreciation and amortization	9,655	9,594	29,251	28,855
Income from operations	10,259	9,665	13,480	29,441
Interest expense	(1,014)	(2,821)	(5,200)	(9,789)
Income before provision for income taxes	9,245	6,844	8,280	19,652
Income tax expense	(2,427)	(2,001)	(3,444)	(6,245)
Net income	$6,818	$4,843	$4,836	$13,407

Basic earnings per share	$0.26	$0.18	$0.19	$0.50
Diluted earnings per share	$0.26	$0.18	$0.18	$0.50
Note: Amounts may not foot due to rounding.

Echo Global Logistics, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2020	December 31, 2019
In thousands	(unaudited)
Cash and cash equivalents	$47,579	$34,626
Accounts receivable, net of allowance for doubtful accounts	432,525	286,989
Other current assets	11,632	14,578
Total noncurrent assets	472,724	490,473
Total assets	$964,460	$826,666

Accounts payable	$330,365	$187,524
Other current liabilities	51,249	42,885
Long-term debt, net	143,934	—
Convertible notes, net	—	156,298
Other noncurrent liabilities	52,439	56,646
Stockholders’ equity	386,473	383,312
Total liabilities and stockholders’ equity	$964,460	$826,666
Note: Amounts may not foot due to rounding.

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2020	2019
In thousands	(unaudited)
Net cash provided by operating activities	$53,367	$68,298
Net cash used in investing activities	(15,144)	(18,887)
Net cash used in financing activities	(25,269)	(63,275)
Increase/(Decrease) in cash and cash equivalents	12,953	(13,863)
Cash and cash equivalents, beginning of period	34,626	40,281
Cash and cash equivalents, end of period	$47,579	$26,418
Note: Amounts may not foot due to rounding.

About Echo Global Logistics
Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading Fortune 1000 provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 50,000 transportation providers to serve 35,000 clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.
ECHO: Earnings
INVESTOR RELATIONS CONTACTS:
Pete Rogers
Chief Financial Officer
Echo Global Logistics
312-676-4584
Zach Jecklin
SVP of Strategy
Echo Global Logistics
312-784-2046

MEDIA CONTACT:
Christopher Clemmensen
SVP of Marketing
Echo Global Logistics
312-784-2132